                                                                  Exhibit (p)(2)

     Columbia Management Investment Advisers, LLC ("CMIA") and
     Columbia Management Investment Distributors, Inc. ("CMID")

                              Code of Ethics Policy
                              Effective May 1, 2010

                MEMORANDUM OF UNDERSTANDING FOR TRANSITION PERIOD

At the time of the closing of the sale of the long-term asset management business of Columbia Management ("CM") to Ameriprise Financial, Inc. (the "Closing"), the Code of Ethics of CMIA and CMID will consist of two separate components:

(i) a Code of Ethics component (the "Legacy Columbia Code") modeled closely on the previously approved Asset Management Code of Ethics of CM (the "AM Code"), and

(ii) a Code of Ethics component (the "Legacy RiverSource Code") that is substantially similar to the AM Code.

CMIA employees who are legacy CM or Bank of America employees will be subject to the Legacy Columbia Code; and CMIA employees who are legacy RiverSource employees will be subject to the Legacy RiverSource Code. Investment personnel and other access persons of CMIA and CMID who have access to real-time portfolio management decisions made for both legacy CM and legacy RiverSource clients will be monitored under both the Legacy Columbia Code and the Legacy RiverSource Code during this transition period.

The transition period will remain until an automated pre-clearance system is implemented by CMIA (anticipated to occur in July 2010).

Following the conclusion of this transition period, the RiverSource Code component will be retained as the CMIA Code and applied to all access persons across the CMIA and CMID organization and CMIA will retire the Legacy Columbia Code.

                                 CODE OF ETHICS
                         FOR LEGACY COLUMBIA ASSOCIATES

OVERVIEW...................................................................    2
PART I - STATEMENT OF GENERAL PRINCIPLES...................................    3
   A. COMPLIANCE WITH THE SPIRIT OF THE CODE...............................    3
   B. FEDERAL SECURITIES LAW PROHIBIT FRAUDULENT AND DECEPTIVE ACTS........    4
   C. CONTACTS FOR QUESTIONS AND REPORTING VIOLATIONS OF THIS CODE.........    4
PART II - PROHIBITED TRANSACTIONS AND ACTIVITIES...........................    5
   A. PROHIBITED TRANSACTIONS IN REPORTABLE FUNDS AND OTHER OPEN-END
      MUTUAL FUNDS.........................................................    5
      1. Short-Term Trading Prohibition (30 Calendar Days).................    5
      2. Late Trading Prohibition..........................................    5
      3. Market Timing Prohibition.........................................    5
   B. PROHIBITED TRANSACTIONS IN REPORTABLE SECURITIES.....................    5
      1. Client Conflict...................................................    5
      2. IPOs and Limited Offerings........................................    6
      3. Short-Term Trading (30 Calendar Days).............................    6
      4. Excessive Trading.................................................    7
      5. Restricted List...................................................    7
   C. OTHER PROHIBITIONS...................................................    7
      1. Restriction on Service as Officer or Director by Covered Persons..    7
      2. Participation in Investment Clubs.................................    8
   D. ADDITIONAL TRADING RESTRICTIONS APPLICABLE TO INVESTMENT PERSONS.....    8
      1. Fourteen Calendar Day Blackout Period.............................    8
      2. IPOs and Limited Offerings........................................    8
   E. EXEMPTIONS...........................................................    9
PART III - PRE-CLEARANCE OF TRANSACTIONS...................................   10
   A. GENERAL REQUIREMENT TO PRE-CLEAR.....................................   10
   B. PROCEDURES...........................................................   10
   C. EXEMPTIONS...........................................................   10
PART IV - ADMINISTRATION AND REPORTING REQUIREMENTS........................   11
   A. ANNUAL CODE COVERAGE ACKNOWLEDGEMENT AND COMPLIANCE CERTIFICATION....   11
   B. REPORTING REQUIREMENTS FOR COVERED PERSONS...........................   11
   C. EXCEPTIONS FROM THE ABOVE REPORTING REQUIREMENTS.....................   12
   D. CODE ADMINISTRATION..................................................   12
PART V - PENALTIES FOR NON-COMPLIANCE......................................   13
APPENDIX A - BENEFICIAL OWNERSHIP..........................................   14
APPENDIX B - DEFINITIONS...................................................   16
APPENDIX C - REPORTABLE FUNDS..............................................   18
APPENDIX D - CONTACT INFORMATION...........................................    1

                                    OVERVIEW

This Code of Ethics (the "Code") covers a wide range of ethical conduct with a focus on obligations with respect to personal securities trading. You are obligated to comply with the terms of this Code, and thus you are a "Covered Person" for purposes of this Code, if you have been notified by the Associate Investment Monitoring Group within Bank of America's Global Compliance & Operational Risk Division ("AIM Group") that this Code applies to you. Terms used herein that are capitalized have the meaning set forth in Appendix B.

You will likely be notified by the AIM Group that this Code applies to you if you are a director, officer, associate or contractor of one of the following companies (the business conducted by the following companies, whose activities are or may be subject to the Investment Advisers Act of 1940 (the "Advisers Act") and/or the Investment Company Act of 1940 (the "Investment Company Act"), will be collectively referred to as the "Asset Management Business"):

     Columbia Management Investment Advisers, LLC
     Columbia Management Investment Distributors, Inc.

Certain Covered Persons, including, but not limited to, portfolio managers, traders and research analysts, may also be designated by the AIM Group as "Investment Persons" and have heightened responsibility under this Code. Investment Persons are obligated to comply with all provisions of the Code applicable to Covered Persons and additional provisions applicable to Investment Persons.

Keep in mind that additional personal trading restrictions, some of which may be more restrictive, may also apply to Covered Persons and Covered Persons' Affiliates through personal trading policies or other codes of ethics adopted outside the Asset Management Code of Ethics. Thus, Covered Persons may be notified that they are subject to more than one personal trading policy or code of ethics and must comply with each such applicable policy or code.

If you believe you should have been notified by the AIM Group that this Code applies to you and have not been so notified, you are obligated to contact the AIM Group.

This Code governs, among other things, Personal Securities Transactions of you and your Covered Person's Affiliates. You should be familiar with the terms "Personal Securities Transaction" as defined in Appendix B and "Beneficial Ownership" as defined in Appendix A. These terms are very broad for purposes of the Code and may include transactions and securities that you intuitively would not expect to be included.

Part I of this Code sets forth certain general principles relating to the Code.
Part II identifies certain prohibited transactions and activities. Part III identifies your obligation to pre-clear your Personal Securities Transactions.
Part IV identifies your reporting obligations with respect to your Personal Securities Transactions and holdings. Part V sets forth sanctions for failure to comply with this Code.

The Code of Ethics Oversight Committee (the "Committee") is responsible for enforcing compliance with this Code. Failure to comply with this Code may result in disciplinary action, including termination of employment.

This Code is intended to satisfy the requirements of Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Investment Company Act. In addition, this Code is intended to satisfy certain FINRA requirements for registered personnel.

PART I

                    PART I - STATEMENT OF GENERAL PRINCIPLES

Certain Covered Persons have a fiduciary relationship with Clients. A fiduciary has an affirmative duty of care, loyalty, honesty and good faith. A number of specific obligations flow from the fiduciary duty we owe to our Clients, including:

- To act solely in the best interests of Clients and to make full and fair disclosure of all material facts, particularly where the Asset Management Business's interests may conflict with those of its Clients;

     -    To have a reasonable, independent basis for our investment advice;

     - To ensure that our investment advice is suitable to the Client's investment objectives, needs and circumstances;

     - To refrain from effecting Personal Securities Transactions inconsistent with our Clients' interests;

     -    To obtain best execution for our Clients' securities transactions;

     - To refrain from favoring the interest of a particular Client over the interests of another Client;

     - To keep all information about Clients (including former Clients) confidential, including the Client's identity, Client's securities holdings information, and other non-public information; and

     - To exercise a high degree of care to ensure that adequate and accurate representations and other information is presented.

Covered Persons who serve in a fiduciary capacity are in a position of trust and that position of trust dictates that they act at all times with the utmost integrity, avoid any actual or potential conflict of interest (described below), and not otherwise abuse that position of trust. Covered Persons who serve in a fiduciary capacity are required to put the interests of Clients before their personal interests. A conflict of interest is any situation that presents an incentive to act other than in the best interest of a Client. A conflict of interest may arise, for example, when a Covered Person engages in a transaction that potentially favors: (i) Ameriprise's interests over a Client's interest,
(ii) the interest of a Covered Person or Covered Person's Affiliate over a Client's interest, or (iii) one Client's interest over another Client's interest.

The Asset Management Business has adopted various policies designed to prevent, or otherwise manage, conflicts of interest. To effectively manage conflicts of interest, all Covered Persons must seek to prevent conflicts of interest, including the appearance of a conflict. Covered Persons must be vigilant about circumstances that present a conflict of interest and immediately seek assistance from their manager or one of the other resources identified in Part I.D of this Code.

Independence in the investment decision-making process is paramount, and all Covered Persons must avoid situations that might compromise or call into question their exercise of independent judgment in the interest of Clients. For example, Covered Persons should not take, or seek to take, personal advantage of unusual or limited investment opportunities appropriate for Clients, and should avoid any appearance of such activities.

The general principles discussed in this section govern all conduct, regardless of whether or not such conduct is also covered by more specific standards and procedures set forth in other sections of this Code.

A. COMPLIANCE WITH THE SPIRIT OF THE CODE

Sound, responsible personal securities trading is an appropriate activity when it is not excessive in nature, when it is conducted consistent with the Code and when it does not cause any actual, potential or apparent conflict of interest.

Personal trading activity, including trading activity of a Covered Person's Affiliates that is inconsistent with duties to our Clients or that injures the reputation and professional standing of Ameriprise or the Asset Management Business will not be tolerated. Technical compliance with the specific requirements of this

Code will not insulate you from sanction should a review of your Personal Securities Transactions indicate breach of your duty of loyalty to a Client or otherwise pose harm to our organization's reputation.

The Committee has the authority to grant written waivers of the provisions of this Code. It is expected that this authority will be exercised only in rare instances.

B. FEDERAL SECURITIES LAW PROHIBIT FRAUDULENT AND DECEPTIVE ACTS

All Covered Persons are required to comply with all Federal Securities Laws, including, but not limited to, the Advisers Act and the Investment Company Act. Among other prohibitions, each of these Acts contains anti-fraud provisions.

The Advisers Act makes it unlawful for any investment adviser, directly or indirectly, to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in any transaction or practice that operates as a fraud or deceit on such persons.

The Investment Company Act makes it unlawful for any director, trustee, officer or employee of an investment adviser of an investment company, as well as certain other persons, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the investment company:

     1.   To employ any device, scheme or artifice to defraud the fund;

     2. To make to the fund any untrue statement of a material fact or omit to state to the fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the fund; or

     4.   To engage in any manipulative practice with respect to the fund.

C. CONTACTS FOR QUESTIONS AND REPORTING VIOLATIONS OF THIS CODE

If you have any questions about the Code or about the applicability of the Code to a Personal Securities Transaction, you may call the AIM Group directly at 866-853-4324 or send an email to "AMCode."

Each Covered Person must promptly report any conduct that he or she reasonably believes constitutes or may constitute a violation of the Code. Covered Persons must promptly report all relevant facts and circumstances relating to such potential violation of the Code to the AIM Group. If you wish to remain anonymous, you may simply refer to yourself as an "Ameriprise Associate." You will not be retaliated against for reporting information in good faith in accordance with this policy.

For additional contacts, please refer to Appendix D.

PART II

                PART II - PROHIBITED TRANSACTIONS AND ACTIVITIES

Part II of the Code pertains to personal securities trading and identifies certain prohibited transactions and activities. If there is a stated exception to a prohibited transaction or activity and you qualify for the exception, you are not relieved of any other obligations you may have under this Code, including any requirement to pre-clear and report the transaction.

A. PROHIBITED TRANSACTIONS IN REPORTABLE FUNDS AND OTHER OPEN-END MUTUAL FUNDS

1. Short-Term Trading Prohibition (30 Calendar Days)

No Covered Person or Covered Person's Affiliate shall engage in a Personal Securities Transaction that involves the purchase and subsequent sale or exchange of the same class of shares of a Reportable Fund within 30 calendar days. Therefore, if a Covered Person or Covered Person's Affiliate purchases shares of a Reportable Fund, he or she will not be permitted to sell or exchange any shares of that fund, including shares previously purchased, for at least 30 calendar days from the date of the most recent purchase. The CCO has the authority to grant exceptions to the requirements of this section; however, such exceptions will be granted in only rare cases of economic hardship or other unusual circumstances.

2. Late Trading Prohibition

Late trading of mutual funds is illegal. No Covered Person or Covered Person's Affiliate shall engage in any transaction in any mutual fund shares where the order is placed after the fund is closed for the day and the transaction is priced using the closing price for that day. In addition to being illegal, late trading may present a conflict of interest and/or a violation of fiduciary duty.

3. Market Timing Prohibition

No Covered Person or Covered Person's Affiliate shall engage in mutual fund market timing activities. The Committee believes that the interests of a mutual fund's long-term shareholders and the ability of a mutual fund to manage its investments may be adversely affected when fund shares are repeatedly bought, sold or exchanged by any individual or entity within short periods of time, to seek to take advantage of perceived short-term differentials in the net asset values of such funds. This practice, known as "market timing," can occur in direct purchases and sales of mutual fund shares, through rapid reallocation of funds held in a 401(k) plan or similarly structured retirement plan or other accounts invested in mutual funds, or through the rapid reallocation of funds held in variable annuity and variable life policies invested in mutual funds. In addition to being prohibited by this Code, mutual fund market timing may present a conflict of interest and/or a violation of fiduciary duty. All Covered Persons are expected to review, and abide by, any market timing provisions set forth in the prospectus of any open-end fund being traded by the Covered Person or Covered Person's Affiliates.

B. PROHIBITED TRANSACTIONS IN REPORTABLE SECURITIES

1. Client Conflict

No Covered Person or Covered Person's Affiliate shall engage in a Personal Securities Transaction that involves the purchase or sale of a Reportable Security seven days before or seven days after such security is purchased or sold by a Client Account when such Covered Person has advance knowledge that such security will be purchased or sold by a Client Account. Whether a Covered Person has "advance knowledge" will depend upon the facts and circumstances and such knowledge may be imputed where the facts and circumstances indicate that a prudent person would conclude that there is a reasonable probability that a Client Account may transact in the security. Certain types of Covered Persons, such as portfolio managers, traders and analysts, will be subject to heightened scrutiny for compliance with this section (see section D below).

No Covered Person or Covered Person's Affiliate shall engage in a Personal Securities Transaction that involves the purchase or sale of any Reportable Security when, at the time of such purchase or sale, the Covered Person knew or should have known, that the same class of security is the subject of an open buy or sell order for a Client Account or is Being Considered for Purchase or Sale by a Client Account.

These restrictions do not apply:

     - to securities of an issuer that has a market capitalization of $10 billion or more at the time of the transactions; however, a Covered Person must pre-clear these trades as with any other personal trade as described in Part III of this Code; or

     - when the Personal Securities Transaction conflicts with a trade in a Client Account that principally follows a passive index tracking investment strategy.

2. IPOs and Limited Offerings

Covered Persons and Covered Persons' Affiliates are prohibited from investing in equity IPOs.

No Covered Person or Covered Person's Affiliate shall engage in a Personal Securities Transaction that involves the purchase of a security in a debt IPO without the prior written approval of the CCO. For assistance with debt IPO requests and obtaining CCO approval, please contact the AIM Group at 866-853-4324 or send an e-mail to AMCode@BankofAmerica.com.

All requests for Limited Offerings, including additions to existing holdings but excluding capital calls for previously approved commitments, must be submitted via the Associate Investment Monitoring System. Requests made by a Covered Person or Covered Person's Affiliate to purchase will be routed to the CCO for approval.

In approving the purchase of debt IPOs or Limited Offerings, the CCO will consider whether the purchase conflicts with the Code or its underlying policies, whether the investment opportunity should be reserved for Clients, and whether the opportunity has been offered to the Covered Person because of the Covered Person's relationship with Ameriprise, the issuer, or a Client. The CCO may approve an acquisition under certain circumstances, such as:

     - An opportunity to acquire securities of an insurance company converting from a mutual ownership structure to a stockholder ownership structure, if the Covered Person's ownership of an insurance policy issued by the IPO company or an affiliate of the IPO company conveys the investment opportunity;

     - An opportunity resulting from the Covered Person's pre-existing ownership of an interest in the IPO company or status as an investor in the IPO company; or

     - An opportunity made available to the Covered Person's spouse, in circumstances permitting the CCO reasonably to determine that the opportunity is being made available for reasons other than the Covered Person's relationship with BAC, the issuer or a client (for example, because of the spouse's employment).

3. Short-Term Trading (30 Calendar Days)

Unless exempted below, there is a minimum 30-calendar day holding period for Reportable Securities (including options and derivatives thereon).

     (a) The 30 calendar day restriction period commences the day of the purchase or sale of any Reportable Security.

     (b)  The 30-day restriction applies on a "last-in, first-out basis."

     (c) Opening option positions expiring in less than 30 days will result in violations of the short-term trading ban.

     (d) The short-term trading restriction also applies to the purchase and subsequent gifting of securities.

     (e) The 30-day restriction does not apply to the exercise of options to purchase shares of BAC stock and the immediate sale of the same or identical shares, including so-called "cashless exercise" transactions.

     (f) The 30-day restriction does not apply to liquidations of securities when the purchase was part of an automatic investment plan, however, any purchases that override or otherwise depart from the automatic investment plan would be subject to the 30-day restriction.

     (g) Exceptions to the short-term trading ban may be requested in advance of a trade and will generally be granted only in rare cases of economic hardship, gifting of securities or other unusual circumstances where it is determined that no abuse is involved and the mitigating factors of the situation strongly support an exception to the ban. Circumstances that could provide the basis for an exception from the short-term trading restriction might include, for example, among others:

               - An involuntary transaction that is the result of unforeseen corporate activity;

               - The disclosure of a previously nonpublic, material corporate, economic or political event or activity that could cause a reasonable person in like circumstances to sell a security even if originally purchased as a long-term investment; or

               - The Covered Person's economic circumstances materially change in such a manner that enforcement of the short-term trading ban would result in the Covered Person being subjected to an avoidable, inequitable economic hardship.

          Exception requests, addressed to the CCO, should be sent via email to

4. Excessive Trading

Covered Persons and Covered Persons' Affiliates are strongly discouraged from engaging in excessive Personal Securities Transactions. Although this Code does not define excessive Personal Securities Transactions, Personal Securities Transactions that exceed thirty per month may be reported by compliance to senior management.

5. Restricted List

When CMA equity analysts initiate coverage or change a rating on a Reportable Security, the security is put on a restricted list and remains on the restricted list for seven calendar days. No Covered Person shall engage in a Personal Securities Transaction involving a Reportable Security that he or she knows, or should have known is on the restricted list. This restriction also applies to the Personal Securities Transactions of a Covered Person's Affiliate. Additional restrictions apply to Research Analysts and Research Associates (see section D-4).

C. OTHER PROHIBITIONS

1. Restriction on Service as Officer or Director by Covered Persons

Covered Persons are prohibited from serving as an officer or director of any publicly traded company, other than Bank of America Corporation, without prior authorization from the CCO based on a determination that the board service would not be inconsistent with the interests of BAC or of any Client. Covered Persons serving as a director or officer of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as a director or an officer.

Requests to the CCO must be submitted via email, addressed to the CCO.

2. Participation in Investment Clubs

No Covered Persons or Covered Person's Affiliate may participate in private investment clubs or other similar groups.

D. ADDITIONAL TRADING RESTRICTIONS APPLICABLE TO INVESTMENT PERSONS

1. Fourteen Calendar Day Blackout Period

No Investment Person or Covered Person's Affiliate shall engage in a Personal Securities Transaction that involves the purchase or sale of any Reportable Security within a period of seven calendar days before or after a purchase or sale of the same class of security by a Client Account with which the Investment Person or his/her team are regularly associated. The spirit of this Code requires that no Investment Person intentionally delay trades on behalf of a Client Account so that his/her own personal trades or the trades of a Covered Person's Affiliate avoid falling within the fourteen day blackout period. This restriction does not apply:

     - to securities of an issuer that has a market capitalization of $10 billion or more at the time of the transactions; however, an Investment Person must pre-clear these trades as with any other personal trade, as described in Part III of this Code; or

     - when the personal trade conflicts with a trade in a Client Account that principally follows a passive index tracking investment strategy.

2. IPOs and Limited Offerings

No Investment Person (or Covered Person's Affiliate) shall engage in a Personal Securities Transaction that involves the purchase of a security in a debt IPO without the prior written approval of his/her manager and the CCO. For assistance with debt IPO requests and obtaining CCO approval, please contact the Personal Securities Trading group.

All requests for Limited Offerings, including additions to existing holdings but excluding capital calls for previously approved commitments, must be submitted via the Associate Investment Monitoring System. Requests made by an Investment Person (or Covered Person's Affiliate) to purchase Limited Offerings will be routed to the Investment Person's manager for approval and then to the CCO for final review.

Investment Persons who have been authorized to acquire securities in a Limited Offering are required to disclose in writing that investment to their manager when, within thirty days of the Investment Person's acquisition, the Investment Person plays a role in any Client's consideration of an investment in the issuer. In such circumstances, the decision to purchase securities of the issuer for the Client should be made either by another associate or, at a minimum, should be subject to an independent review by investment personnel with no personal interest in the issuer.

3. Short-sale Restriction on Portfolio Managers

A CMA Portfolio Manager is prohibited from engaging in a Personal Securities Transaction that involves selling short or otherwise transacting in a security for his or her own account if such Portfolio Manager would be prohibited from taking such action in a Client Account under CMA's Short Sales policy. This prohibition also applies to a Covered Person's Affiliate.

4. Special Restriction on Research Analysts

Each Research Analyst and Research Associate is prohibited from engaging in a Personal Securities Transaction that involves securities issued by issuers on his or her Coverage List; provided, however, that such person is not restricted from buying a class of an issuer's securities for which he or she is not making recommendations. For example, a bond Research Analyst would be restricted from buying bonds of an issuer on his or her Coverage List but would not be restricted from buying stock of the issuer, subject to the other applicable provisions of the Code. This restriction includes securities convertible into, options on, and derivatives of, such securities but does not apply to any position opened prior to July 1, 2007 or open at the time such Research Analyst or Research Associate is hired by Ameriprise or a predecessor company.

This prohibition also applies to Covered Person's Affiliates of the Research Analyst and Research Associate.

E. EXEMPTIONS

THE FOLLOWING PERSONAL SECURITIES TRANSACTIONS ARE EXEMPT FROM THE PROHIBITIONS CONTAINED IN THIS PART II:

     - Transactions effected pursuant to an Automatic Investment Plan; provided, however, that this exemption does not apply to: (i) transactions that override or otherwise depart from the pre-determined schedule or allocation features of the investment plan and (ii) the Special Restrictions on Research Analysts contained in Part II - Section D4

     - Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     - Transactions that are non-volitional (e.g., stock splits, automatic conversions).

PART III

                    PART III - PRE-CLEARANCE OF TRANSACTIONS

A. GENERAL REQUIREMENT TO PRE-CLEAR

Covered Persons must pre-clear all Personal Securities Transactions, including those of their Covered Person's Affiliates, in Reportable Securities using the appropriate pre-clearance procedures. In addition, Covered Persons must pre-clear Personal Securities Transactions, including those of their Covered Person's Affiliates, involving redemptions or exchanges of Reportable Funds.

For specific information on Reportable Securities and a complete list of Reportable Funds, please visit the AIM system home page
(http://associate.aim.bankofamerica.com). When Covered Persons subsequently gain material, non-public information about a security after receiving approval to trade the security, the approval is considered void.

Due to provisions within the Code, Covered Persons' trade requests may be denied, which may cause increased market exposure for the Covered Persons or Covered Persons' Affiliates.

B. PROCEDURES

Pre-clearance procedures are available on the AIM system home page under "Associate Investment Monitoring Links." Pre-clearance requests may be submitted using the AIM system. Pre-clearance approvals are valid until the New York Stock Exchange closes (usually 4:00 pm eastern time) on the same business day as approval is granted. For example, if a pre-clearance approval is granted on Tuesday, the approval is valid only until the New York Stock Exchange closes on Tuesday.

C. EXEMPTIONS

The following transactions are exempt from the pre-clearance requirement:

     -    Purchases of open-end Reportable Funds

     -    Transactions in Company-Directed 401(k) Plans

     -    Opening a 529 Plan and any transactions in such 529 Plan

     - Transactions by a Covered Person on an official leave of absence who does not have remote system access

     - Transactions effected pursuant to an Automatic Investment Plan. Note this does not include transactions that override or otherwise depart from the pre-determined schedule or allocation features of the investment plan, including, but not limited to initial transactions. Liquidations of securities acquired pursuant to an Automatic Investment Plan do require pre-clearance.

     - Transactions effected in any account in which the Covered Person may have a Beneficial Interest, but no direct or indirect Influence or Control of investment or trading activity, such as a blind trust or fully discretionary advisory account. Any transactions in these accounts that are executed at the direction of the Covered Person or Covered Person's Affiliate would, however, require pre-clearance.

     - Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired

     - Transactions that are non-volitional (e.g., stock splits, automatic conversions)

     -    The receipt or grant of a bona fide gift of securities

PART IV

               PART IV - ADMINISTRATION AND REPORTING REQUIREMENTS

A. ANNUAL CODE COVERAGE ACKNOWLEDGEMENT AND COMPLIANCE CERTIFICATION

All Covered Persons will annually furnish electronic acknowledgement of coverage under, and certification of compliance with, this Code. Copies of this Code and any amendments to the Code are provided to all Covered Persons. All Covered Persons are required to provide electronic acknowledgment of their receipt of the Code and any amendments.

B. REPORTING REQUIREMENTS FOR COVERED PERSONS

Each Covered Person must report all Reportable Securities and Reportable Funds Beneficially Owned by such Covered Person.

Each Covered Person must also report accounts that currently hold, or that are capable of holding, Reportable Securities or Reportable Funds Beneficially Owned by such Covered Person, including accounts such as those with broker-dealers, banks, fund companies and insurance companies ("Investment Accounts"). Therefore, even if an account does not currently hold Reportable Securities or Reportable Funds, if it has the capacity to hold such securities or funds, it is an Investment Account and a Covered Person is obligated to report its existence.

Information provided by each Covered Persons relating to Investment Accounts and Beneficial Ownership of Reportable Securities and Reportable Funds must not be more than 45 days old. Such reporting is required as follows:

     -    By the 10th calendar day after becoming a Covered Person, you must:
          (i) report your Investment Accounts and any Reportable Securities or Reportable Funds that you Beneficially Own and (ii) acknowledge that you have read and understand this Code and that you understand that you are a Covered Person (and, if applicable, an Investment Person) under the Code. The ten calendar day period starts the earliest of:
          (i) the day you are notified by the AIM Group that you are a Covered Person, (ii) the day you have access to certain nonpublic information of the Asset Management Business, including any clients' purchase or sale of securities, portfolio holdings of any Reportable Fund, or analyst recommendations or (iii) the day you begin working within the Asset Management Business.

     - By the 30th calendar day following the end of the calendar quarter, all Covered Persons are required to submit via the AIM System a report of their Investment Accounts (including Investment Accounts opened during the quarter) and Personal Securities Transactions in Reportable Securities and Reportable Funds during the quarter.

     - By the 30th calendar day after the end of the calendar year, Covered Persons are required to submit via the AIM System a detailed annual report of the Reportable Securities and Reportable Funds they Beneficially Own.

Except as provided below, each Covered Person shall cause every broker-dealer or investment services provider with whom he or she maintains an Investment Account to provide duplicate periodic statements and trade confirmations to the AIM Group for all Investment Accounts. All duplicate statements and confirmations should be sent to the following address:

               Bank of America
               Associate Investment Monitoring
               NC1-002-32-27
               100 North Tryon Street
               Charlotte, NC 28255

While Investment Accounts at the following firms require reporting / disclosure, duplicate statements and confirmations are not required as electronic data feeds will be established:

     -    Merrill Lynch & Co.

     -    Fidelity Investments

     -    Charles Schwab

     -    Morgan Stanley Smith Barney

     -    Columbia Funds Direct

C. EXCEPTIONS FROM THE ABOVE REPORTING REQUIREMENTS

The designation of any Covered Person on an official leave of absence will be reviewed by the CCO to determine whether the individual should still be considered a Covered Person. The CCO will consider factors such as whether the associate continues to have password access to electronic firm and client data and whether the associate continues to be in contact with other Covered Persons at the firm. If the CCO determines the individual is not a Covered Person, the individual will be exempt from the above reporting requirements while on leave. However, any Covered Person on an official leave of absence with such access will be responsible for the above reporting.

The following Investment Accounts do not need to be reported:

     - Company-Directed 401(k) Plans that do not hold any Reportable Funds or Reportable Securities

The following Personal Securities Transactions do not need to be reported:

     - Transactions in 529 Plans. For purposes of clarity, a Covered Person is required to report the opening or closing of a 529 Plan, but is not required to report transactions in underlying mutual funds or other investments in 529 Plans.

D. CODE ADMINISTRATION

The Committee has charged the AIM Group with the responsibility of day-to-day administration of this Code. The AIM Group will provide quarterly reports to the Committee that will include all significant and material violations noted during the period. The quarterly report will include relevant details and a record of any recommended sanction.

When required under Rule 17j-1 of the Investment Company Act and/or by a Reportable Fund's code of ethics, the CCO of an Asset Management Business shall report any relevant issues to the respective Reportable Fund.

PART V

                      PART V - PENALTIES FOR NON-COMPLIANCE

Upon discovering a violation of the Code, the AIM Group shall take or direct whatever remedial steps it deems necessary and available to correct an actual or apparent conflict (e.g., trade reversal, etc.). Following those corrective efforts, the Committee may impose sanctions if, based upon all of the facts and circumstances considered, such action is deemed appropriate. The magnitude of these penalties varies with the severity of the violation, although repeat offenders will likely be subjected to harsher punishment. It is important to note that violations of the Code may occur without associate fault (e.g., despite pre-clearance) and many violations of the Code do not involve any element of "scienter" or intent/knowledge of the associate. In those cases, punitive action may not be warranted, although remedial steps may still be necessary. Violations of the Code include, but are not limited to, the following:

     - Execution of a Personal Securities Transaction without proper pre-clearance, including spousal and other Covered Person's Affiliate transactions;

     - Execution of a Personal Securities Transaction with pre-clearance, but Client account activity in the same issuer occurs within seven days of the Covered Person or Covered Person's affiliate's Personal Securities Transaction;

     - Execution of a Personal Securities Transaction after being denied approval;

     - Execution of a Personal Securities Transaction that involves opening and subsequently closing a Reportable Security or Reportable Fund position within 30 calendar days or less;

     -    Failure to disclose the opening or existence of an Investment Account;

     - Failure to obtain prior approval of a purchase of a debt IPO or to acquire interest in a Limited Offering; and

     - Failure to timely complete and return periodic certifications and acknowledgements.

The Committee will consider the specific facts and circumstances of any violations and will determine appropriate sanctions. Factors to be considered during any review would include but are not limited to:

     -    Whether the act or omission was intentional;

     -    Whether mitigating or aggravating factors existed;

     -    The person's history of prior violations of the Code;

     - The person's cooperation, acknowledgement of transgression and demonstrable remorse;

     - The person's position within the firm (i.e., whether the associate is deemed to be a Covered Person or an Investment Person);

     - Whether the person transacted in the security of an issuer in which his/her line of business area has invested or could invest;

     - Whether the person was aware of any information concerning an actual or contemplated investment in that same issuer for any Client account; and

     - Whether the price at which the Personal Securities Transaction was effected was more advantageous than the price at which the Client transaction in question was effected.

The type of sanctions to be imposed may include, but are not limited to, verbal or written warnings, trade reversals, disgorgement of profits, monetary fines, suspension or termination of personal trading privileges and employment suspension or termination. The minimum monetary fine is typically $100 for Covered Persons and $500 for Investment Persons. Monetary fines, other than the minimum fines, are typically based on a percentage of the associate's annual compensation including, but not limited to, an associate's salary and bonus. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

                        APPENDIX A - BENEFICIAL OWNERSHIP

          You should carefully read this Appendix A to determine securities that are deemed to be beneficially owned by you for purposes of the Code. The definition of "Beneficial Ownership" for purposes of the Code is very broad and may include securities you would not intuitively consider to be owned by you. You should review this entire Appendix A and if you have any questions as to whether you beneficially own a security for purposes of the Code, contact the AIM Group at 866-853-4324 or send an email to "AMCode".

          For purposes of this Appendix A, the term "you" includes Covered Person's Affiliates. sharing the same household with you. Your "Covered Person's Affiliates" include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, significant other, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (but does not include aunts and uncles, or nieces and nephews). The term "you" also includes Covered Person's Affiliates not living in your household if the Covered Person's Affiliate is economically dependent upon you.

                                   DEFINITIONS

Beneficial Ownership. For purposes of the Code, you are deemed to have "Beneficial Ownership" of a security if you have: (i) a Financial Interest in such security and Influence or Control over such security or (ii) Influence or Control over such security and such Influence or Control arises outside of your regular employment duties.

Influence or Control. To have "Influence or Control" over a security, you must have an ability to prompt, induce or otherwise effect transactions in the security. Whether you have influence or control over a security is based upon the facts and circumstances of each case; however, the determining factor in each case will be whether you have an ability to prompt, induce or otherwise effect transactions in the security.

Financial Interest. The term "Financial Interest" means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities whether through any contract, arrangement, understanding, relationship or otherwise. This standard looks beyond the record owner of securities to reach the substance of a particular arrangement. You not only have a Financial Interest in securities held by you for your own benefit, but also securities held (regardless of whether or how they are registered) by others for your benefit, such as securities held for you by custodians, brokers, relatives, executors, administrators, or trustees. The term also includes any security owned by an entity directly or indirectly controlled by you.

        EXAMPLES OF HOW THE DEFINITION OF BENEFICIAL OWNERSHIP IS APPLIED

          Set forth below are some examples of how the definition of Beneficial Ownership is applied in different contexts.

     - Covered Person's Affiliate Holdings. You are deemed to have Beneficial Ownership of securities held by members of your immediate family sharing the same household with you. Your "Covered Person's Affiliates" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, significant other, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (but does not include aunts and uncles, or nieces and nephews). You are deemed to have Beneficial Ownership of securities held by a Covered Person's Affiliate not living in your household if the family member is economically dependent upon you.

     - Partnership and Corporate Holdings. You are deemed to have Beneficial Ownership of securities held by an entity you directly or indirectly control. If you are a limited partner in a partnership, you will generally not be deemed to have Beneficial Ownership of securities held by such limited partnership, provided that you do not own a controlling voting interest in the partnership. If you own or otherwise control a corporation, limited liability company or other legal entity, you will be deemed to have Beneficial Ownership of such entity's securities.

     - Trusts. You are deemed to have Beneficial Ownership of securities held by a trust if you control the trust or if you have the ability to prompt, induce or otherwise effect transactions in securities held by the trust. For example, you would be deemed to have Beneficial Ownership of securities held by a trust if you have the power to revoke the trust without the consent of another person, or if you have actual or de facto investment control over the trust. In a typical blind trust, you would not be deemed to have Beneficial Ownership of the securities held by the trust.

     - Estates. You are typically not deemed to have Beneficial Ownership of securities held by executors or administrators in estates in which you are a legatee or beneficiary unless, under the facts and circumstances, you have the ability to prompt, induce or otherwise effect transactions in the securities held by the estate. You are typically deemed to have Beneficial Ownership of securities held by an estate if you act as the executor or administrator of such estate and, under the facts and circumstances, you have the ability to prompt, induce or otherwise effect transactions in the securities held by the estate.

     - Where You Have Given Investment Discretion to Another Party. You are typically not deemed to have Beneficial Ownership of securities managed by someone other than yourself where you have given such party sole investment discretion.

     - Where You Have Received Investment Discretion from Another Party Outside of Your Employment. You are typically deemed to have Beneficial Ownership of securities held in an account or other vehicle if you manage such account or other vehicle outside of your employment, even if you do not have an economic interest in such securities. For example, you are deemed to have Beneficial Ownership of securities held in a brokerage account if you have a power of attorney with respect to the account. Similarly, you are deemed to have Beneficial Ownership of securities held in an Education Trust if you have an ability to prompt, induce or otherwise effect transactions in such securities, even if you do not have an economic interest in the asset of the trust.

                            APPENDIX B - DEFINITIONS

To understand the Code, you need to understand the capitalized terms in the Code, which are defined below.

"Advisers Act" means the Investment Advisers Act of 1940 and the rules and regulations thereunder.

"Asset Management Business" has the meaning set forth in the Overview section of this Code.

"Automatic Investment Plan" means a plan or other program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a pre-determined schedule and allocation. These may include payroll deduction plans, issuer dividend reinvestment programs or 401(k) automatic investment plans.

"Being Considered for Purchase or Sale" - a security is being considered for purchase or sale when a recommendation to purchase or sell a security has been made and communicated or, with respect to the person making the recommendation, when such person decides to make the recommendation.

"Beneficial Ownership" has the meaning set for in Appendix A.

"CCO" means each Investment Adviser's Chief Compliance Officer

"Client" means any natural person, company or organization to which the Asset Management Business provides financial services.

"Client Account" means any investment management account or fund for which acts as investment adviser or sub-adviser.

"Closed-end Fund" refers to a registered investment company with a fixed number of shares outstanding and whose shares are publicly traded in a secondary market rather than directly with the fund.

"Code" has the meaning set forth in the Overview section herein.

"Committee" has the meaning set forth in the Overview section of this Code.

"Company-Directed 401(k) Plan" means a 401(k) plan that offers a limited number of investment options in which one directs their investments. A 401(k) plan whereby the participant may direct stock investments is not a Company-Directed 401(k) Plan for purposes of this Code.

"Coverage List" means the universe of issuers that each Research Analyst or Research Associate covers on behalf of as part of his or her regular employment duties.

"Covered Person" has the meaning set forth in the Overview section of this Code.

"Covered Person's Affiliate" means any member of your immediate family sharing the same household with you, and any person not living in your household if the person is economically dependent upon you. Your "immediate family" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, significant other, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (but does not include aunts and uncles, or nieces and nephews).

"Federal Securities Laws" means the Securities Act of 1933 (15 U.S.C. 77a-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a -mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), Title V of the Gramm-Leach-Bliley Act (Pub. L. No. 106-102, 113 Stat. 1338 (1999), any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311 -

5314; 5316 - 5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of Treasury.

"FINRA" means the Financial Industry Regulatory Authority.

"Influence or Control" has the meaning set forth in Appendix A.

"Investment Account" has the meaning set forth in Part IV.B. of this Code.

"Investment Adviser" means Columbia Management Investment Advisers, LLC.

"Investment Company Act" means the Investment Company Act of 1940 and the rules and regulations thereunder.

"Investment Person" has the meaning set forth in the Overview section of this Code.

"IPO" generally refers to a company's first offer of shares to the public. Specifically, an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

"Limited Offering" generally refers to an offering of securities that is not offered to the public and includes an offering that is exempt from registration under the Securities Act of 1933 pursuant to Sections 4(2) or 4(6) of, or Regulation D under, the Securities Act of 1933. This includes, but is not limited to, private placements and hedge funds.

"Personal Securities Transaction" means the acquisition or disposition of Beneficial Ownership of a Reportable Security or Reportable Fund.

"Reportable Fund" means shares of any open-end investment company registered under the Investment Company Act, other than money market funds or other short-term bond funds, whose investment adviser, sub-adviser or principal underwriter is controlled by Columbia Management Investment Advisers, LLC.

"Reportable Security" means anything that is considered a "security" under the Investment Advisers Act, but does not include:

     1.   Direct obligations of the U.S. Government.

     2. Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

     3.   Shares of money market funds and other short-term income funds.

     4.   Shares of any open-end mutual fund, other than an ETF.

     Reportable Securities therefore include stocks, bonds, debentures, convertible and/or exchangeable securities, notes, options on securities, warrants, rights, shares of a closed-end registered investment company, shares of exchange traded funds and 529 plans, unit investment trusts, among other instruments. If you have any question or doubt about whether an investment is a Reportable Security under this Code, ask the Personal Securities Trading group.

                          APPENDIX C - REPORTABLE FUNDS

"Reportable Fund" means shares of any open-end investment company registered under the Investment Company Act, other than money market funds or other short-term bond funds, whose investment adviser, sub-adviser or principal underwriter is controlled by Columbia Management Investment Advisers, LLC.

COLUMBIA MANAGEMENT ADVISORS, LLC AND COLUMBIA MANAGEMENT DISTRIBUTORS, INC.

COLUMBIA FUNDS
Columbia Acorn Fund
Columbia Acorn International Fund
Columbia Acorn International Select Fund
Columbia Acorn Select Fund
Columbia Acorn USA Fund
Columbia Asset Allocation Fund
Columbia Asset Allocation Fund II
Columbia Balanced Fund
Columbia Blended Equity Fund
Columbia Bond Fund
Columbia CA Intermediate Muni Bond Fund
Columbia CA Tax-Exempt Fund
Columbia Conservative High Yield Fund
Columbia Contrarian Core Fund
Columbia Convertible Securities Fund
Columbia Core Bond Fund
Columbia CT Intermediate Muni Bond Fund
Columbia CT Tax-Exempt Fund
Columbia Disciplined Value Fund
Columbia Dividend Income Fund
Columbia Emerging Markets Fund
Columbia Energy & Nat Resources Fund
Columbia Federal Securities Fund
Columbia GA Intermediate Muni Bond Fund
Columbia Global Value Fund
Columbia Greater China Fund
Columbia High Income Fund
Columbia High Yield Municipal Fund
Columbia High Yield Opportunity Fund
Columbia Income Fund
Columbia Intermediate Bond Fund
Columbia Intermediate Municipal Bond Fund
Columbia International Bond Fund
Columbia International Growth Fund
Columbia International Stock Fund
Columbia International Value Fund
Columbia Large Cap Core Fund
Columbia Large Cap Enhanced Core Fund
Columbia Large Cap Growth Fund
Columbia Large Cap Index Fund
Columbia Large Cap Value Fund
Columbia Liberty Fund
Columbia LifeGoal Balanced Growth Portfolio
Columbia LifeGoal Growth Portfolio
Columbia LifeGoal Income & Growth Portfolio
Columbia LifeGoal Income Portfolio
Columbia MA Intermediate Muni Bond Fund
Columbia MA Tax-Exempt Fund
Columbia Marsico 21st Century Fund
Columbia Marsico Focused Equities Fund
Columbia Marsico Global Fund
Columbia Marsico Growth Fund
Columbia Marsico Intl Opportunities Fund
Columbia Masters International Equity Portfolio
Columbia MD Intermediate Muni Bond Fund
Columbia Mid Cap Core Fund
Columbia Mid Cap Growth Fund
Columbia Mid Cap Index Fund
Columbia Mid Cap Value Fund
Columbia Multi-Advisor Intl Equity Fund
Columbia NC Intermediate Muni Bond Fund
Columbia NJ Intermediate Muni Bond Fund
Columbia NY Intermediate Muni Bond Fund
Columbia NY Tax-Exempt Fund
Columbia OR Intermediate Muni Bond Fund
Columbia Overseas Value Fund
Columbia Pacific/Asia Fund
Columbia Real Estate Equity Fund
Columbia RI Intermediate Muni Bond Fund
Columbia SC Intermediate Muni Bond Fund
Columbia Select Large Cap Growth Fund
Columbia Select Opportunities Fund
Columbia Select Small Cap Fund
Columbia Short-Intermediate Bond Fund
Columbia Small Cap Core Fund
Columbia Small Cap Growth Fund I
Columbia Small Cap Growth Fund II
Columbia Small Cap Index Fund
Columbia Small Cap Value Fund I
Columbia Small Cap Value Fund II
Columbia Strategic Income Fund
Columbia Strategic Investor Fund
Columbia Tax-Exempt Fund
Columbia Technology Fund
Columbia Thermostat Fund
Columbia Total Return Bond Fund
Columbia U.S. Treasury Index Fund
Columbia VA Intermediate Muni Bond Fund
Columbia Value & Restructuring Fund

Columbia World Equity Fund

COLUMBIA RETIREMENT PORTFOLIOS
Columbia Retirement 2005 Portfolio
Columbia Retirement 2010 Portfolio
Columbia Retirement 2015 Portfolio
Columbia Retirement 2020 Portfolio
Columbia Retirement 2025 Portfolio
Columbia Retirement 2030 Portfolio
Columbia Retirement 2035 Portfolio
Columbia Retirement 2040 Portfolio

VARIABLE PRODUCTS
Columbia Asset Allocation Fund, VS
Columbia Federal Securities Fund, VS
Columbia High Yield Fund, VS
Columbia International Fund, VS
Columbia Large Cap Growth VS
Columbia Large Cap Value Fund, VS
Columbia Marsico 21 Century Fund, VS
Columbia Marsico Focused Equities Fund, VS
Columbia Marsico Growth Fund, VS
Columbia Marsico Intl Opportunities Fund, VS
Columbia Mid Cap Growth Fund, VS
Columbia Mid Cap Value Fund, VS
Columbia S & P 500 Index Fund, VS
Columbia Select Large Cap Growth Fund, VS
Columbia Select Opportunities Fund, VS
Columbia Small Cap Value Fund, VS
Columbia Small Company Growth Fund, VS
Columbia Strategic Income Fund, VS
Columbia Value & Restructuring Fund, VS

SUB-ADVISED FUNDS
AEGON/TRANSAMERICA SERIES TRUST
ATST Marsico Growth Fund
AIG - SUNAMERICA SERIES TRUST
Sun America Series Trust Technology Port
ALLIANZ LIFE ADVISERS, LLC - ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST AZL Columbia Mid Cap Value Fund
AZL Columbia Small Cap Value Fund
AZL Columbia Technology Portfolio
ING USA ANNUITY AND LIFE INSURANCE COMPANY - ING PARTNERS, INC.
ING Columbia SCV II Portfolio
JOHN HANCOCK FUNDS TRUST II
John Hancock Value & Restructuring Portfolio
JOHN HANCOCK TRUST
John Hancock Value & Restructuring Portfolio
LINCOLN VARIABLE INSURANCE PRODUCTS TRUST
LVIP Columbia Value Opportunities Fund
PACIFIC LIFE - PACIFIC SELECT FUND
Pacific Select Fund - Technology Portfolio

COLUMBIA WANGER ASSET MANAGEMENT, L.P.
COLUMBIA FUNDS
Columbia Acorn Fund
Columbia Acorn International Fund
Columbia Acorn International Select Fund
Columbia Acorn Select Fund
Columbia Acorn USA Fund
Columbia Thermostat Fund

WANGER FUNDS (WANGER ADVISORS TRUST)
Wanger International Fund
Wanger International Select Fund
Wanger Select Fund
Wanger USA Fund

OFFSHORE FUNDS (WANGER INVESTMENT COMPANY PLC)
Wanger European Smaller Companies Fund
Wanger U.S. Smaller Companies Fund

SUB-ADVISED FUNDS
OPTIMUM FUNDS
Optimum Small-Mid Cap Growth Fund

RIVERSOURCE FUNDS
RiverSource Partners International Select Growth Fund
RiverSource Partners International Small Cap Fund

SUB-ADVISED OFFSHORE FUNDS (SICAV)
New America Small Caps Fund

                        APPENDIX D - CONTACT INFORMATION

                        Personal Securities Trading Group

              The Associate Investment Monitoring Group (AIM Group)
                            AMCode@bankofamerica.com
                                  866-853-4324

     -    Linda Wondrack, Chief Compliance Officer   617-772-3543

     -    Lee Faria, Conflicts of Interest Officer   617-772-3786

                               INVESTMENT ADVISER
                                 CODE OF ETHICS
                                       FOR
                                 COVERED PERSONS

                                 AS ADOPTED BY:

                  COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

                                       AND

                COLUMBIA MANAGEMENT INVESTMENT DISTRIBUTORS, INC.

                                    EFFECTIVE
                                   MAY 1, 2010

HOW TO USE THIS CODE

The Code of Ethics describes the various policies and procedures you must follow as a COVERED PERSON of Columbia Management Investment Advisers, LLC ("CMIA") - formerly known as RiverSource Investments, LLC and Columbia Management Investment Distributors, Inc. ("CMID"). All references to CMIA shall also be deemed to include J. & W. Seligman & Co. Incorporated.

The Code of Ethics is an entirely separate document from the Ameriprise Code of Conduct. While both contain similar language and descriptions of personal conduct at the firm, the Code of Ethics is your guide for personal trading activity.

Navigation

TABLE OF CONTENTS: The following page displays the table of contents for the Code of Ethics and is your starting point for finding where you need to go. All of the major section headings are listed, followed by their sub-headings, with page numbers for each.

SECTION NUMBERS: Some sections or rules may be linked to other sections contained in the Code of Ethics. Instead of repeating information throughout the document, you will instead be directed to reference a section number where you can find the original information. The first number represents the major section heading and the second number represents the sub-heading.

Key References

DEFINITIONS: Key terms that are capitalized, italicized and BOLDED in the Code are either defined with first use or found in the Appendix.

SPECIFIC RULES BY ROLE: Some positions carry more stringent guidelines based on the nature of the role and the information available to the individual. Personnel with these roles can quickly access the specific rules applicable to them in sections 4.0 through 6.0. Sections 2.0 through 3.0 set forth the requirements applicable to all COVERED PERSONS subject to this Code.

FORMS: If a form is required for a certain activity or policy, you can find it (electronic location TBD). The Appendix lists what forms are available.

Additional Resources

Even if you read the Code of Ethics several times over, you may have particular situations or questions that require more explanation or guidance. In these instances we strongly encourage you to contact Personal Trade Compliance directly so we may assist you. You may either contact us via:

     PERSONAL TRADING INBOX: An email inbox staffed by our analysts during normal business hours. Describe your inquiry and send your message to personal.trading@ampf.com. We will respond to your message within 24 hours.

     PERSONAL TRADING HOTLINE: If you would rather speak directly with a member of the department, call our hotline at 612-671-5196. If we're unavailable during our normal business hours, leave a message and we'll respond within 24 hours.

                                TABLE OF CONTENTS

SEC. 1.0 - OVERVIEW........................................................    3
   1.1 - REQUIRED STANDARDS OF BUSINESS CONDUCT............................    3
   1.2 - FIDUCIARY PRINCIPLES..............................................    3
   1.3 - BASIS FOR RULES...................................................    4
   1.4 - APPLICABILITY OF RULES............................................    4
   1.5 - ENTITIES ADOPTING/APPROVING CODE..................................    4
   1.6 - ADDITIONAL POLICIES...............................................    5
SEC. 2.0 - GENERAL RULES AND REPORTING REQUIREMENTS........................    6
   2.1 - GENERAL RULES FOR ALL COVERED PERSONS.............................    6
   2.2 - REPORTING REQUIREMENTS............................................    7
   2.3 - GIFTING SECURITIES................................................    7
   2.4 - UNUSUAL TRADING ACTIVITY..........................................    8
   2.5 - VIOLATIONS OR SUSPECTED VIOLATIONS................................    8
   2.6 - SANCTIONS.........................................................    8
SEC. 3.0 - SPECIFIC TRADING RULES FOR COVERED PERSONS......................    9
   3.1 - COVERED PERSONS DEFINITION........................................    9
   3.2 - PRECLEARANCE OF SECURITY TRADES...................................    9
   3.3 - LIMITED OFFERINGS (PRIVATE PLACEMENT) PRECLEARANCE - EQUITY AND
         FIXED INCOME......................................................   10
   3.4 - 30 DAY HOLDING PERIOD FOR INDIVIDUAL SECURITIES AT A PROFIT.......   10
   3.5 - 30 DAY HOLDING PERIOD FOR COVERED FUNDS, INCLUDING COVERED CLOSED-
         END FUNDS.........................................................   11
   3.6 - ADDITIONAL RULES FOR CERTAIN PERSONNEL............................   11
SEC. 4.0 - RULES BY ROLE: PORTFOLIO MANAGERS...............................   12
   4.1 - PORTFOLIO MANAGERS DEFINITION.....................................   12
   4.2 - 14 DAY BLACKOUT PERIOD............................................   12
   4.3 - PERSONAL TRADING CONTRARY TO CLIENT ACCOUNT HOLDINGS, INCLUDING
         FUND HOLDINGS.....................................................   12
SEC. 5.0 - RULES BY ROLE: RESEARCH ANALYSTS................................   13
   5.1 - RESEARCH ANALYST DEFINITION.......................................   13
   5.2 - PROHIBITIONS ON COVERAGE LIST SECURITIES..........................   13
SEC. 6.0 - RULES BY ROLE: SATELLITE OFFICE PERSONNEL.......................   14
   6.1 - SATELLITE OFFICE PERSONNEL DEFINITION.............................   14
   6.2 - 14 DAY BLACKOUT PERIOD............................................   14
   6.3 - PERSONAL TRADING CONTRARY TO FUND HOLDINGS AND CLIENT ACCOUNT
         HOLDINGS..........................................................   14
SEC. 7.0 - AMERIPRISE FINANCIAL INSIDER TRADING POLICY.....................   15
   7.1 - WHAT IS "INSIDER TRADING?"........................................   15
   7.2 - WHAT IS "MATERIAL, NON-PUBLIC INFORMATION?".......................   15
   7.3 - CRIMINAL AND CIVIL / REGULATORY SANCTIONS.........................   15
SEC. 8.0 - AMERIPRISE FINANCIAL LIMITED CHOICE POLICY......................   16
   8.1 - LIMITED CHOICE BROKERS............................................   16
   8.2 - OPENING NEW ACCOUNTS..............................................   16
   8.3 - TYPES OF SECURITIES SUBJECT TO THE LIMITED CHOICE POLICY..........   16
   8.4 - EXCEPTIONS........................................................   16
APPENDIX...................................................................   17
   DEFINITIONS.............................................................   17
   LIST OF SEPARATE PUBLICATIONS AS PART OF THE APPENDIX...................   17

                               SEC. 1.0 - OVERVIEW

1.1 - Required Standards of Business Conduct

Under this Code of Ethics, all COVERED PERSONS of CMIA and CMID which may include persons who are employees or associated persons of Ameriprise Financial, Inc. ("Ameriprise Financial"), must comply with Ameriprise Financial's standards of business conduct. These standards are the following:

     - You must comply with all applicable laws and regulations including the federal securities laws

     -    You must comply with our fiduciary obligations;

     -    You must comply with this Code of Ethics;

The above standards apply to everyone, at all levels of the organization. Following applicable laws and regulations is mandatory and is not subject to business priorities or individual choices.

Under this Code of Ethics you have a duty to promptly report any violation or apparent violation of the Code of Ethics to the Chief Compliance Officer or Personal Trade Compliance. This duty exists whether the violation or apparent violation is yours or that of another COVERED PERSON. Retaliation against individuals who report violations or apparent violations of the Code in good faith is not permitted. Any associated person who violates the Code is subject to sanctions, however, self-reporting of violations will be considered as a mitigating circumstance and potentially could lessen the severity of the sanction.

1.2 - Fiduciary Principles

The Investment Advisers Act of 1940 imposes a fiduciary duty on an investment adviser to act in utmost good faith with respect to clients, and to provide full and fair disclosure of all material facts, particularly where the adviser's interests may be in conflict with the client's. The adviser has a duty to deal fairly and act in the best interests of its clients at all times. The following fiduciary principles govern your activities and the interpretation/administration of these rules:

          - The interests of our advised and sub-advised account clients (including MUTUAL FUND and PRIVATE FUND investors) must be placed first at all times.

          - All personal trading transactions must be conducted consistent with the rules contained in this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility.

          - You should never use your position with the company, or information acquired during your employment, in your personal trading in a manner that may create a conflict - or the appearance of a conflict - between your personal interests and the interest of the company or its customers and clients. If such a conflict or potential conflict arises, you must report it immediately to Personal Trade Compliance either through the hotline or email inbox.

          - Company personnel should not take inappropriate advantage of their positions.

In connection with providing investment management services to clients, this includes prohibiting any activity which directly or indirectly:

          -    Defrauds a client in any manner;

          - Misleads a client, including any statement that omits material facts;

          -    Operates or would operate as a fraud or deceit on a client;

          -    Functions as a manipulative practice with respect to a client;
               and

          -    Functions as a manipulative practice with respect to securities.

These rules do not identify all possible conflicts of interest, and literal compliance with each of the specific provisions of this Code of Ethics will not shield company personnel from liability for personal trading or other conduct that is designed to circumvent its restrictions or violates a fiduciary duty to our clients.

1.3 - Basis for Rules

The rules and procedures that apply to personal trading for COVERED PERSONS are derived from securities and investment laws, rules, regulatory guidelines and corporate policies:

               -    Securities and Exchange Commission (SEC)

               -    Financial Industry Regulatory Authority (FINRA)

               -    Securities Act of 1933

               -    Securities Exchange Act of 1934

               -    Investment Company Act of 1940 (Rule 17j-1)

               -    Investment Advisers Act of 1940 (Rule 204A-1)

               -    Insider Trading and Securities Fraud Enforcement Act of 1988

               - Investment Company Institute (ICI) Guidelines to Industry on Personal Investing

1.4 - Applicability of Rules

These rules apply to securities trading in which you have a BENEFICIAL OWNERSHIP. In general, BENEFICIAL OWNERSHIP includes accounts held in the name of any of the following individuals (including as trustee or indirectly through a power of attorney):

-    You

-    Your spouse/partner

-    Other members of your household

-    Any financial dependants to you

More specific examples of individuals and accounts that qualify under the BENEFICIAL OWNERSHIP definition are available in the appendix.

1.5 - Entities Adopting/Approving Code

In addition to CMIA, the entities adopting or approving this code include the MUTUAL FUNDS sponsored and managed by CMIA (i.e., retail mutual funds, variable portfolio funds, including those funds branded as Columbia, RiverSource, Seligman, Threadneedle MUTUAL FUNDS and COVERED CLOSED-END FUNDS), Ameriprise Certificate Company, Ameriprise Financial Services, Inc. (in its capacity as underwriter to Ameriprise Certificate Company), Columbia Management Investment Distributors, Inc. (formerly known as RiverSource Fund Distributors, Inc. in its capacity as underwriter to certain MUTUAL FUNDS) and J. & W. Seligman & Co. Incorporated.

While the Code applies to CMIA's U.S. based personnel, certain portions of the Code apply to COVERED PERSONS located outside of the U.S. Reference sheets for these non-U.S. operations are located in (TBD) and will detail what sections of this Code apply to COVERED PERSONS in these locations.

NOTE: FOR MEMBERS SERVING ON THE BOARD OF DIRECTORS FOR ANY OF THE ENTITIES LISTED ABOVE, THIS CODE OF ETHICS ONLY APPLIES TO INTERESTED DIRECTORS OF THE ENTITIES. INDEPENDENT DIRECTORS ARE COVERED UNDER CODES SPECIFIC TO THEIR INDIVIDUAL ENTITIES. In terms of the Funds overseen by the Columbia Nations and Columbia Atlantic Boards, the Funds have adopted a separate Code of Ethics Policy; a person who is an "access person" of the Funds and an "access person" of CMIA (including any Sub-adviser) or CMID is only required to report under and otherwise comply with this Code (or the Sub-adviser's or principal underwriter's Rule 17j-1 code of ethics). Other "access persons" of the Funds, are covered by the Columbia Funds' Code of Ethics Policy.

1.6 - Additional Policies

COVERED PERSONS of CMIA must also comply with other company policies, which are not contained in this Code of Ethics, that promote fair and ethical standards of business conduct. These policies include the Ameriprise Financial Code of Conduct, the Gifts and Entertainment Policy, the Insider Trading Policy, the Privacy Policy and the Portfolio Holdings Disclosure Policy. Copies of these policies are available through Inside.

               SEC. 2.0 - GENERAL RULES AND REPORTING REQUIREMENTS

2.1 - General Rules for All Covered Persons

THESE GENERAL RULES, ALONG WITH THE PROCEDURES CONTAINED IN THE REST OF THIS DOCUMENT, MUST ALWAYS BE FOLLOWED:

INVESTMENT LAWS

     1. No misuse of material non-public information relating to any securities including information relating to portfolio holdings or pricing of COVERED FUNDS, including COVERED CLOSED-END FUNDS, and RiverSource PRIVATE FUNDS. Refer to Section 7.0 for additional information.

     2. No front-running. This involves an individual taking advantage of non-public information about imminent trading activity in our COVERED FUNDS or other advised accounts (including PRIVATE FUNDS) by trading in a security before an account of a CMIA client does. YOU ARE NOT ALLOWED TO TRADE IN A PARTICULAR SECURITY AHEAD OF, OR AT THE SAME TIME AS, ACCOUNTS OF COLUMBIA CLIENTS.

     3. No market timing (short-term trading) in shares of MUTUAL FUNDS or other pooled vehicles. This prohibition applies across all accounts in which you have a beneficial interest. Market timing practices are frequent trading practices by certain shareholders intended to profit at the expense of other shareholders by selling shares of a fund shortly after purchase. Market timing may adversely impact a fund's performance by preventing the investment manager from fully investing the assets of the fund, diluting the value of shares held by long-term shareholders, or increasing the fund's transaction costs.

COMPANY TRADING POLICIES

     1. No purchasing of stock Initial Public Offerings ("IPOs") of equity securities, other than IPOS of Closed-End Funds. Initial offerings of other types of securities may be acceptable; contact Personal Trade Compliance for preclearance of these issues.

     2. No direct trades with broker/dealers' trading desks or non-retail relationships with broker/dealers.

     3. No speculative trading of Ameriprise Financial stock, which is characterized by multiple transactions in a short period of time, transactions in "put" or "call" options, short sales or similar derivative transactions. This includes soliciting speculative trades in Ameriprise Financial securities or offering or soliciting an opinion on Ameriprise Financial stock.

     4. Certain COVERED PERSONS are prohibited from joining or being a member of an Investment club. If you wish to participate in an investment club, contact Personal Trade Compliance.

FAIRNESS AND TRANSPARENCY

     1. No preferential treatment from other brokerage firms due to the COVERED PERSON'S employment by or association with Ameriprise Financial and CMIA.

     2. No use of Ameriprise Financial's name (or the name of any of its subsidiaries) to obtain a better price from a broker who is a market maker in the security being traded.

     3. When engaging in a personal securities transaction, a COVERED PERSON shall always place the interests of clients first and avoid any actual or potential conflict of interest or abuse of his or her position. This includes using best judgment in giving investment advice to clients and not taking into consideration the COVERED PERSON'S own personal financial situation or interests in doing so.

ADDITIONAL RULES

     1. Additional rules are applicable to COVERED PERSONS who fall within one or more of the following categories of personnel: Portfolio Managers, Research Analysts or Satellite Office Personnel. These rules will be described in the "Rules by Role" in Sections 4.0 through 6.0.

2.2 - Reporting Requirements

All personal securities trading activities (e.g., stocks, options, bonds as well as shares of COVERED FUNDS), whether bought or sold, must be reported, with the exception of transactions in money market mutual funds and certificates of deposit, transactions in the Ameriprise 401(k) plan and other transactions specifically excluded in the Securities Reporting List. You must report activity involving securities trading in which you have a BENEFICIAL OWNERSHIP.

     1. Initial Holdings Disclosure: Upon joining CMIA or otherwise first becoming a COVERED PERSON, you must disclose all BROKERAGE ACCOUNTS with certain securities holdings (as indicated in the Securities Reporting List) in which you have BENEFICIAL OWNERSHIP. All COVERED PERSONS when they first become subject to the Code are provided with a Code of Ethics information folder that includes an Initial Personal Account and Holdings Disclosure form. This form must be returned to Personal Trade Compliance H26/1880 within 5 DAYS of becoming a COVERED PERSON.

     2. Annual Certification and Annual Holdings Disclosure: COVERED PERSONS are also required to submit an annual accounts and holdings certification form. This form allows the individual to update the BROKERAGE ACCOUNTS and certain securities holdings in which they have BENEFICIAL OWNERSHIP based on changes that may have occurred during the year.

     3. Quarterly Reporting and Certification: On a quarterly basis, COVERED PERSONS must also disclose executed securities transactions outside of a previously reported and approved BROKERAGE ACCOUNTS or transactions in COVERED FUNDS. You must return the quarterly reporting form to Personal Trade Compliance within 30 calendar days of the last day of the quarter. You must also certify quarterly that you have complied with the provisions of this Code of Ethics relating to transactions in COVERED FUNDS.

FAILURE TO COMPLETELY AND ACCURATELY DISCLOSE BROKERAGE ACCOUNTS AND COVERED FUND ACCOUNTS, HOLDINGS AND QUARTERLY NON-BROKERAGE ACTIVITY BY THE TIME FRAMES SPECIFIED BY PERSONAL TRADE COMPLIANCE IS A VIOLATION OF THE CODE AND MAY RESULT IN SANCTIONS, WHICH INCLUDES POSSIBLE TERMINATION.

2.3 - Gifting Securities

If you gift securities to a Non-Profit Organization, please provide the following information in writing, prior to making the gift, to Personal Trade
Compliance:

     -    the name of the organization to which you are giving the securities

     -    a description of the security and the number of shares being given

     -    the day you intend to buy the security (if not already owned)

     - the day you intend to give the securities (if the gift was not actually given on the day intended, please inform Personal Trade Compliance)

Approval is not necessary for a gift to a Non-Profit Organization but Personal Trade Compliance should be notified in advance, and the 30-day holding rule and 7-day blackout rule do not apply.

For gifting securities to a for-profit organization, individual, trust or other person or entity (other than a Non-Profit Organization), the preclearance requirement and 7-day blackout rule do apply if you are purchasing the securities you intend to give. Refer to Section 3.2 for preclearance requirements. The 30-day rule does not apply should the recipient of the gift choose to sell the security. You will need to report the transaction on the quarterly certification form.

2.4 - Unusual Trading Activity

The Personal Trade Committee and your department head review your personal trading activity regularly. We may ask to review specific transactions with you or your broker if clarification is necessary. You may also be asked to supply compliance with a written or oral explanation of your personal trade(s). Examples of situations that may require explanation include, but are not limited to:

     -    violations of personal trading rules

     - trades in a security shortly before trades by CMIA clients in the same security on behalf of a client

     -    patterns of personal trading that are similar to your clients' trading

     - significant changes in trading volume or consistently excessive trading volume

     -    patterns of short-term, in and out trading

     -    significant positions in illiquid securities

     - a number of associated persons trading in the same security in the same time frame

In addition to the above, frequent trading activity is strongly discouraged. Although no set limit of trades during a period of time is expressly stated by the firm, COVERED PERSONS should understand they may come under scrutiny for frequent trading activity, which could result in corrective measures if the activity is deemed especially excessive.

2.5 - Violations or Suspected Violations

If the Chief Compliance Officer ("CCO") or delegate becomes aware of a violation or suspected violation of the Code as a result of such review, the CCO (or delegate) shall take whatever steps are deemed necessary to enforce the provisions of the Code.

A person charged with a violation of the Code may request to appear before the person or persons enforcing the Code and to respond to all charges, orally or in writing.

2.6 - Sanctions

Sanctions will be imposed for violations of this Code. These sanctions are communicated via violation letters and may vary depending on the severity of the violation, if a record of previous violations exists and/or whether the violation was self-reported. Examples of potential sanctions include (but are not limited to):

- a written reminder about the rules (with a copy to the individual's manager)

- notification to your broker to freeze your account from any buy-side trading, allowing only transfers and liquidations.

-    suspension of all personal trading for a specific period of time

-    forfeiture of profits

-    monetary fine

- negative impact on the individual's bonus or other compensation and or performance rating

-    termination

A written record of each violation and sanction is maintained by Asset Management Compliance.

              SEC. 3.0 - SPECIFIC TRADING RULES FOR COVERED PERSONS

The following specific trading rules apply to all Covered Persons

3.1 - Covered Persons Definition

Employees of CMIA and other persons who are employees or associated with Ameriprise Financial, who (i) have access to nonpublic information regarding the purchase or sale of securities by CMIA clients or non public information regarding the portfolio holdings of COVERED FUNDS and CMIA PRIVATE FUNDS, (ii) are involved in making securities recommendations to, or purchasing or selling securities for CMIA, or (iii) who have access to CMIA recommendations that are nonpublic.

These individuals meet one or more of the following criteria:

          1. Have access to information regarding impending purchases or sales of portfolio securities for any account owned or managed by CMIA.

          2.   Have access to information on the holdings or transactions of
               (i)COVERED FUNDS advised by or sub-advised by CMIA, or for which an affiliate of CMIA serves as principal underwriter, or(ii) PRIVATE FUNDS, in each case within 30 days of the date of the holdings or transaction activity.

          3.   Have access to investment research and recommendations of CMIA.

          4. Work in the Investment Department of CMIA, including, but not limited to, the following locations: Minneapolis, Boston, Cambridge, Hartford, Charlotte, Los Angeles, Menlo Park, Portland
               (OR) and New York.

          5.   Participate in the investment decision-making process.

          6. Have a specific role which compels COVERED PERSON status, such as the member of a staff group that provides ongoing audit, compliance, or legal support to money management businesses.

          7. Have been designated as a COVERED PERSON for any other reason, such as working on a project where you have access to investment information.

The definition of COVERED PERSON does not include certain senior executives of Ameriprise Financial, Inc. who have been determined by Asset Management Compliance to not have access to nonpublic information relating to securities trading activities of CMIA.

3.2 - Preclearance of Security Trades

You MUST obtain prior approval - known as preclearance - when trading in any of the securities noted on the "Securities Reporting List" available in the appendix.

You must preclear trades in all accounts in which you have BENEFICIAL OWNERSHIP. For example, if your spouse is planning a trade in his/her account, you are responsible for following the preclearance procedures prior to the transaction being placed.

Procedures for obtaining preclearance are detailed in the "Obtaining Trade Preclearance" reference sheet within (location TBD).

NOTE:

     - EVEN IF YOU RECEIVE PRECLEARANCE, YOU CANNOT BE ASSURED THAT YOU HAVE NOT VIOLATED THE CODE.

     - RECEIVING PRECLEARANCE DOES NOT EXEMPT YOU FROM OTHER PERSONAL TRADING RULES INCLUDED IN THIS CODE.

     -    IN ALL THE CASES PRECLEARANCE IS GOOD ONLY FOR THE DAY IT IS GIVEN.

EXEMPTIONS:

Certain transactions are exempt from the preclearance requirement. The following are some common examples - a more detailed list is available in the appendix:

     - Transactions within CMIA retirement plans or company-directed 401(k) plans

     -    Opening and subsequent transactions in a 529 Education Plan

     - Transactions that are non-volitional (e.g., stock splits, automatic conversions)

3.3 - Limited Offerings (Private Placement) Preclearance - Equity and Fixed
Income

All COVERED PERSONS need to obtain approval to invest in any Limited Offerings (i.e., a security not offered to the general public including private placements of issuers such as hedge funds). Approvals must be obtained in writing from your immediate leader and Personal Trade Compliance PRIOR to investing (note exception processing below applicable to PRIVATE FUNDS sponsored and managed by CMIA. Before making such a request, you should consider whether your investment might create a conflict with a business interest of CMIA or any of its affiliates.

Procedures for obtaining preclearance are detailed in the "Private Placement Preclearance" reference sheet within your Code of Ethics folder.

SPECIAL INSTRUCTIONS FOR INVESTMENTS IN CMIA PRIVATE FUNDS

When seeking to make an initial investment in CMIA PRIVATE FUNDS you must:

     1)   Obtain your immediate leader's approval

     2) Submit your request and leader's approval to Hedge Fund Administration as you go through the normal subscription process for that fund. Hedge Fund Administration will grant or deny approval in consultation with Personal Trade Compliance.

When seeking to make a subsequent investment in a CMIA PRIVATE FUND you must:

     1) Submit your request and to Hedge Fund Administration as you go through the normal subscription process for that fund. Hedge Fund Administration will grant or deny approval.

3.4 - 30 Day Holding Period for Individual Securities at a Profit

Short term trading at a profit in securities on the Securities Reporting List is prohibited under the Code. COVERED PERSONS may not buy, then sell (or sell short, then cover the short) the same securities (or equivalent) within 30-calendar days if the trade would result in realizing a gain. You must wait until calendar day 31 (TRADE DATE + 30) to trade out of your position at a profit. This prohibition applies across all accounts in which you have BENEFICIAL OWNERSHIP (so that you cannot buy securities (or equivalent) in one account and sell the same security (or equivalent) from another account within 30 days at a net profit).

WHEN CALCULATING THE 30-DAY HOLDING PERIOD, YOU MUST USE THE LAST-IN, FIRST-OUT ("LIFO") METHOD. We use LIFO to discourage short-term trading. A first-in, first-out ("FIFO") or specific identification method could subvert this objective. However, systematic purchases that are automated investments at periodic intervals (including Dividend Reinvestments) are not subject to, and will not trigger, a 30-day holding period.

HARDSHIP EXEMPTIONS

In certain limited circumstances, an exemption to the holding period may be available, such as in the case of a material change to a Covered Person's economic circumstances. Exemptions must be approved by the CCO in advance of any trade that would otherwise violate the holding period. The procedure for obtaining an exemption to this rule is available in the appendix.

3.5 - 30 Day Holding Period for COVERED FUNDS, including COVERED CLOSED-END
FUNDS

No COVERED PERSON may sell shares of a COVERED FUND, including COVERED CLOSED-END FUNDS held for LESS THAN 30 CALENDAR DAYS.

You must wait until calendar day 31 (TRADE DATE + 30) to sell or redeem all or part of your position in a COVERED FUND, which includes COVERED CLOSED-END FUNDS. This prohibition applies across all accounts in which you have a BENEFICIAL OWNERSHIP (so that you cannot buy shares of a COVERED FUND, including a COVERED CLOSED-END FUND in one account and sell them from another account within 30 days).

WHEN CALCULATING THE 30-DAY HOLDING PERIOD, YOU MUST USE THE LAST-IN, FIRST-OUT ("LIFO") METHOD. Shares acquired from reinvested fund dividends and distributions are excluded from the 30 day holding period. We use LIFO to discourage short-term trading. A first-in, first-out ("FIFO") or specific identification method could subvert this objective.

KEY REMINDERS:

COVERED PERSONS are prohibited from engaging in market timing (short-term trading) in shares of any MUTUAL FUND or other pooled vehicles and must comply with the holding period policy established by any MUTUAL FUND held, even though the MUTUAL FUND may not be a COVERED FUND. Please see the Mutual Fund's prospectus for further information.

EXEMPTIONS:

Money Markets, Automated Investments and Withdrawal Programs and Dividend Reinvestments are not subject to, and will not trigger, a 30-day holding period.

3.6 - Additional Rules for Certain Personnel

Additional rules are applicable to COVERED PERSONS who fall within one or more of the following categories of personnel:

     -    PORTFOLIO MANAGERS

     -    RESEARCH ANALYSTS

     -    SATELLITE OFFICE PERSONNEL

These rules will be described in the "Rules by Role" in Sections 4.0 through 6.0.

                  SEC. 4.0 - RULES BY ROLE: PORTFOLIO MANAGERS

IN ADDITION TO BEING SUBJECT TO THE RULES DESCRIBED FOR COVERED PERSONS (SECTION 3.0), PORTFOLIO MANAGERS ARE SUBJECT TO THE FOLLOWING SPECIFIC RULES.

4.1 - Portfolio Managers Definition

PORTFOLIO MANAGERS are individuals with direct responsibility and authority over investment decisions affecting any account owned or managed by CMIA and includes the person responsible for day-to-day investment decisions and other members of the Portfolio Manager's investment team.

4.2 - 14 Day Blackout Period

PORTFOLIO MANAGERS are not allowed to buy or sell a security during the fourteen-day blackout period:

TRADE DATE less 7 calendar days BEFORE and TRADE DATE plus 7 calendar days AFTER a fund or account they manage trades in that same (or equivalent) security. This means a PORTFOLIO MANAGER MUST WAIT UNTIL CALENDAR DAY 8 to trade the security.

This rule includes:

     -    all individual portfolio trades as well as

     - program trades, except program trades initiated in response to inflows/outflows where the increase/decrease in the individual position is less than 10 basis points of the portfolio.

However, the rule does NOT include:

     -    non-discretionary trades directed by the client

     - portfolio trades that are executed in "patterned" portfolios based on pre-determined criteria (e.g., cash level monitoring, dividend reinvesting, portfolio rebalancing) or

4.3 - Personal Trading Contrary to Client Account Holdings, including Fund Holdings

PORTFOLIO MANAGERS are prohibited from engaging in the short sale of a security if at the time of the transaction, any fund or account they manage has a long position in that same security.

In addition, PORTFOLIO MANAGERS are prohibited from engaging in buying a security personally if at the time of the transaction, they are short that position in any fund or account they manage.

                   SEC. 5.0 - RULES BY ROLE: RESEARCH ANALYSTS

IN ADDITION TO BEING SUBJECT TO THE RULES DESCRIBED FOR COVERED PERSONS (SECTION 3.0), RESEARCH ANALYSTS ARE SUBJECT TO THE FOLLOWING SPECIFIC RULES.

5.1 - Research Analyst Definition

RESEARCH ANALYSTS are individuals who are responsible for making new investment recommendations or changes in recommendations. The rules below only apply to those research analysts who PUBLISH research for the intended use of other PORTFOLIO MANAGERS and other research analysts and investment personnel.

5.2 - Prohibitions on Coverage List Securities

RESEARCH ANALYSTS are prohibited from engaging in a personal securities transaction that involves securities issued by issuers on his or her Coverage List at the security (not issuer) level.

For example, a bond RESEARCH ANALYST would be restricted from buying bonds of an issuer on his or her Coverage List, but would not be restricted from buying stock of the issuer. This restriction includes securities convertible into, options on, and derivatives of, such securities.

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              SEC. 6.0 - RULES BY ROLE: SATELLITE OFFICE PERSONNEL

IN ADDITION TO BEING SUBJECT TO THE RULES DESCRIBED FOR COVERED PERSONS (SECTION 3.0), SATELLITE OFFICE PERSONNEL ARE SUBJECT TO THE FOLLOWING SPECIFIC RULES.

6.1 - Satellite Office Personnel Definition

CMIA Investment offices that are located outside of Minneapolis, MN, New York, NY and Boston, MA are designated as SATELLITE OFFICES. COVERED PERSONS working in these SATELLITE OFFICE locations are subject to the same specific rules that govern Portfolio Managers.

A current listing of Satellite Office locations is available in the appendix.

6.2 - 14 Day Blackout Period

The 14-day blackout rule (described in Section 4.2) applies to all personnel in SATELLITE OFFICES to the extent that of trades by a PORTFOLIO MANAGER in that office. NOTE THAT THIS PROCESS DOES NOT TAKE THE PLACE OF THE STANDARD PRECLEARANCE PROCESS BUT IS IN ADDITION TO PRECLEARANCE.

6.3 - Personal Trading Contrary to Fund Holdings and Client Account Holdings

SATELLITE OFFICE personnel are subject to the restriction detailed in Section
4.4 to the extent of holdings of clients of Portfolio Managers that are located in the same SATELLITE OFFICE.


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             SEC. 7.0 - AMERIPRISE FINANCIAL INSIDER TRADING POLICY

Ameriprise Financial prohibits any associated person from trading on the basis of or otherwise misusing material non-public ("inside") information. A quick summary of the policy is available below.

7.1 - What is "Insider Trading?"

Insider trading is generally understood as the practice of an individual trading securities while in possession of material, non-public information regarding those securities. Knowing the information has not been made public, the "insider" uses the information to their own trading advantage, placing other investors at a disadvantage since they did not have the opportunity to view the information at the same time.

The securities laws make it unlawful for any person, while in the possession of material non-public information, to trade or to recommend trading in securities, or to communicate the material non-public information to others (sometimes referred to as "tipping").

7.2 - What is "material, non-public information?"

Information is "MATERIAL" if its dissemination is likely to affect the market price of any of the company's or other issuers' securities or is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade in such securities.

Examples include:

     -    Dividend or earnings expectations;

     -    Changes in previously released earnings estimates;

     - Proposals or agreements involving a joint venture, merger, acquisition, divestiture;

     -    New products or services;

     -    Criminal indictments, civil litigation or government investigation;

     -    Competitive developments within the marketplace

Material information may be obtained by accident, from others in social situations, business gatherings, overheard conversations, misplaced documents and tips from insiders or other third parties, in addition to being directly provided by the company to key individuals with a "need to know."

NON-PUBLIC information is information that has not been made available to investors generally. Information can become public through disclosure in a national business and financial wire service, by a news service, or in a publicly disseminated disclosure document sufficient to consider the information generally available. The circulation of rumors or "talk on the street," even if accurate and widespread may not be considered public for purposes of insider trading prohibitions.

7.3 - Criminal and Civil / Regulatory Sanctions

Penalties for misusing material non-public information are severe. Depending on the circumstances, the Covered Person involved, his or her supervisor, Ameriprise Financial's principals, officers, directors, other supervisory personnel and the firm itself could all face substantial regulatory, civil and criminal sanctions.

If you are uncertain as to whether the information you possess is material non-public information on which no trading may occur, you should immediately contact an attorney in the General Counsels Office (GCO). Pending a final determination in consultation with the GCO, the information should be treated as material non-public information that cannot otherwise be communicated to any other person or misused.


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              SEC. 8.0 - AMERIPRISE FINANCIAL LIMITED CHOICE POLICY

In order to comply with SEC expectations concerning the monitoring of trading activity within Covered Person accounts, Ameriprise Financial implemented a "limited choice" policy which dictates where certain types of securities must be held and traded.

8.1 - Limited Choice Brokers

Unless you have an exception approved by Personal Trade Compliance, your personal securities must be held and trading must be conducted through one of three brokers - Ameriprise Financial Brokerage, Charles Schwab, or Merrill Lynch. This includes all accounts for which you are deemed to have BENEFICIAL OWNERSHIP (see Section 1.4).

8.2 - Opening New Accounts

You must immediately report any new accounts opened by completing the following steps:

     1. Complete the Brokerage Account Notification Form available (TDB) and return it to Personal Trade Compliance, H26/1880. Failure to properly carry out this notification process may result in a sanction.

     2. Notify your broker of your association with Ameriprise Financial. You are responsible for notifying your broker that you are affiliated with or employed by a broker/dealer, and ensuring that Personal Trade Compliance is provided with duplicate statements and confirmations for your account(s).

8.3 - Types of Securities Subject to the Limited Choice Policy

To gain a better understanding of what types of securities are subject to the policy, please see the Securities Reporting List.

If you maintain a BROKERAGE ACCOUNT outside of the limited choice brokers (Ameriprise Financial, Merrill Lynch, or Charles Schwab) that holds securities subject to the limited choice policy, you have the following options:

     1. You may transfer the subject holdings to a like-ownership account at one of the approved brokers.

     2. You may liquidate the subject holdings (subject to the requirements in the Code) and either hold the proceeds as cash or reinvest in non-subject securities.

     3.   You may apply for an exception.

8.4 - Exceptions

Exceptions to the limited choice policy of conducting personal trading through one of the three authorized brokers - Ameriprise Financial Brokerage, Charles Schwab, or Merrill Lynch - will be rare. If you believe your situation warrants an exception, print and complete the Exception Request Form found in your Code of Ethics folder.

If you are granted an exception, you are responsible for ensuring that Personal Trade Compliance receives duplicate confirmations and statements.

An exception to the limited choice policy does not make you exempt from complying with all other requirements in this Code of Ethics.


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                                    APPENDIX

Item

Definitions

List of separate publications as part of the appendix


                                                                         Page 17

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                                   DEFINITIONS

This page offers brief definitions for terms frequently used in the Code of Ethics. These terms appeared in the Code as bolded and italicized. Select definitions may direct you to additional reference sheets located in the appendix that contains information subject to frequent updates. These reference sheets should be consulted on a regular basis to ensure complete compliance with the Code of Ethics.

BENEFICIAL OWNERSHIP: A beneficial owner of an account or a security includes any person who, directly or indirectly, has or shares voting or investment power. For the purposes of the Code of Ethics, a beneficial owner includes accounts held in the name of any of the following individuals:

-    You

-    Your spouse/partner

- Financially dependent members of your household (while this normally applies to dependent children, adult children living with older parents are also included)

In addition, you also have BENEFICIAL OWNERSHIP if any of the individuals listed above:

-    Is a trustee or custodian for an account (e.g., for a child or parent)

- Exercises discretion over an account via a power of attorney arrangement or as an executor of an estate after death

-    Participates in an investment club

- Has another arrangement where they give advice and also have a direct or indirect ownership (e.g. treasurer of an outside organization).

BROKERAGE ACCOUNT: A Brokerage Account is an account held at a licensed brokerage firm in which securities on the Securities Reporting List are bought and sold (e.g., stocks, bonds, futures, options, Covered Funds). This includes employer-sponsored incentive savings plans.

CLOSED-END FUNDS: A closed-end fund is a publicly traded investment company that raises a fixed amount of capital through an Initial Public Offering (IPO). The fund is then structured, listed and traded like a stock on a stock exchange.

COVERED CLOSED-END FUNDS: Closed-End Funds for which CMIA serves as an investment adviser. The current list of Covered Closed-End Funds is available as a reference sheet in the appendix.

COVERED FUNDS: Covered Closed-End Funds and Mutual Funds for which CMIA serves as an investment adviser or for which an affiliate of Columbia Investments serves as principal underwriter are "Covered Funds." The current list of Covered Funds is available as a reference sheet in the appendix.

COVERED PERSON: Covered Persons are individuals either directly employed by CMIA or have access to non-public trading or holdings information of clients of CMIA. The full criteria for being considered to be a Covered Person appears in Section 3.0.

INITIAL PUBLIC OFFERING OR (IPO): An offering of securities issued to the public for the first time, typically with the assistance of an underwriting firm and selling group. Employees of Ameriprise Financial and its affiliates are generally prohibited from acquiring equity securities via an IPO, but other types of securities may be acceptable. Please contact Personal Trade Compliance for additional instructions.

MUTUAL FUNDS: U.S.-registered open-end investment companies, the shares of which are redeemable on any trading day at the net asset value, including those funds that are variable portfolios offered primarily as investment options to insurance companies.

PRIVATE FUNDS: Private investment funds sponsored and managed by CMIA.

PORTFOLIO MANAGERS: Individuals with direct responsibility and authority over investment decisions affecting any account owned or managed by CMIA and includes the person responsible for day-to-day investment decisions and other members of the Portfolio Manager's investment team.

RESEARCH ANALYSTS: Individuals who are responsible for making new investment recommendations or changes in recommendations.

TRADE DATE: Policies that involve holding periods or blackout periods often refer to "trade date" as the time to begin calculating the restriction. "TRADE DATE" is when the trade is first placed, as opposed to "settlement date." The Code does NOT use "settlement date" for any of its policies.


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                         SEPARATE APPENDIX PUBLICATIONS

These procedure sheets and reference charts are provided to aid you in complying with the policies described in the Code of Ethics.

     -    Securities Reporting List for Covered Persons

     -    Current List of Covered Mutual Funds and Covered Closed End Funds

     -    Obtaining Trade Preclearance procedure sheet

     -    Private Placement Preclearance procedure sheet

     -    Current List of Satellite Offices as part of CMIA

     -    Non U.S. Operations Covered Persons Guidelines

     -    Trade Preclearance Fax Form

     -    Brokerage Account Notification Form

     -    Limited Choice Exception Request Form


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